                                                                      EXHIBIT 12

                       ROCKWELL INTERNATIONAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                            FISCAL YEAR ENDED SEPTEMBER 30,
                                                         -------------------------------------
                                                         1998    1997    1996    1995    1994
                                                         ----    ----    ----    ----    ----
                                                             (IN MILLIONS, EXCEPT RATIOS)
Earnings Available for Fixed Charges:
  Income from continuing operations before income
     taxes.............................................  $  25   $ 735   $ 532   $ 538   $ 365
Adjustments:
  Undistributed income of affiliates...................     (8)     (9)     (3)     --      (3)
  Minority interest in loss of subsidiaries............     --       2      --       3      --
                                                         -----   -----   -----   -----   -----
                                                            17     728     529     541     362
                                                         -----   -----   -----   -----   -----
Add fixed charges included in earnings:
  Interest expense.....................................     58      27      22      14       5
  Interest element of rentals..........................     50      47      49      41      34
                                                         -----   -----   -----   -----   -----
       Total...........................................    108      74      71      55      39
                                                         -----   -----   -----   -----   -----
  Total earnings available for fixed charges...........  $ 125   $ 802   $ 600   $ 596   $ 401
                                                         =====   =====   =====   =====   =====
Fixed charges:
  Fixed charges included in earnings...................  $ 108   $  74   $  71   $  55   $  39
  Capitalized interest.................................     10       9       2       1      --
                                                         -----   -----   -----   -----   -----
  Total fixed charges..................................  $ 118   $  83   $  73   $  56   $  39
                                                         =====   =====   =====   =====   =====
Ratio of Earnings to Fixed Charges(1)..................    1.1     9.7     8.2    10.6    10.3
                                                         =====   =====   =====   =====   =====

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(1) In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for minority interest in income or loss of subsidiaries, undistributed earnings of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.